Exhibit 99.1

Media Relations: Bobbie Collins 212-810-8155	Investor Relations: Kristen Dickey 212-810-5572

BlackRock Reports Record Quarterly Diluted EPS of $3.93, or $3.96 as adjusted

Record Full Year Diluted EPS of $13.79 ($13.68 as adjusted)

Quarterly Revenue of Over $2.5 Billion Up 14% from Fourth Quarter 2011 and 9% from Third Quarter 2012

BlackRock Board of Directors Approves 12% Increase in Quarterly Dividend to $1.68 and Expands Share Repurchase Authority by an Additional 7.5 Million Shares to 10.2 Million Shares

•	Record assets under management of $3.792 trillion at year end, up 8% from year end 2011

•	Generated quarterly diluted EPS growth of 29% from fourth quarter 2011 and full year growth of 11% (15% as adjusted)

•	Grew operating income 24% from fourth quarter 2011 and over 8% for the year

•	Improved operating margin to 39.6% (42.6% as adjusted) for the quarter and to 37.7% (40.4% as adjusted) for the year

•	Attracted $47.0 billion in net long-term inflows with growth across all client channels and geographies

•	Liquidated the BlackRock Public-Private Investment Fund at a 23.5% internal rate of return to the U.S. Treasury

•	Continued strong repurchase activity buying 868,500 shares in the quarter and 9.1 million shares for the year

•

Board of Directors has declared a quarterly cash dividend of $1.68 per share of common stock, the dividend is payable March 25, 2013 to shareholders of record at the close of business on March 7, 2013.

New York, January 17, 2013 – BlackRock, Inc. (NYSE:BLK) today reported full year diluted EPS of $13.79, up 11% from 2011. Fourth quarter 2012 diluted EPS of $3.93 was up 29% from fourth quarter 2011. Revenue increased 14% from fourth quarter 2011 and 9% from third quarter 2012, reflecting growth in markets, strength in base fees and higher performance fees. Operating income for fourth quarter and full year 2012 was $1.0 billion and $3.5 billion, respectively. Operating margin of 39.6% for fourth quarter 2012 rose 330 bps from fourth quarter 2011.

As adjusted results(1). Full year 2012 diluted EPS of $13.68 improved 15% from 2011. Fourth quarter 2012 operating income of $1.0 billion rose 24% and 19% from fourth quarter 2011 and third quarter 2012, respectively. Fourth quarter diluted EPS totaled $3.96 and included operating income of $4.07 per diluted share and net non-operating expense of $0.11 per diluted share. Adjusted operating margin of 42.6% in fourth quarter 2012 rose 260 bps from fourth quarter 2011. For more information on as adjusted items and the reconciliation to GAAP, see notes to the Condensed Consolidated Statements of Income and Supplemental Information beginning on page 10.

“BlackRock’s financial performance in 2012 was strong by any measure,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “We closed the year with record earnings for both the quarter and the year. We improved investment performance in key areas and our work with clients was rewarded with $107.7 billion of long-term net new business. Every client type contributed to these strong flows. Our results demonstrate not only the diversity of our platform and the breadth of our global product offering, but how we have differentiated the firm and continued to evolve in anticipation of our clients’ needs.”

The table below presents AUM and a comparison of GAAP and as adjusted results for certain financial measures.

(Dollar amounts in millions, except per share data)	Q4 2012	Q4 2011	Change		Q3 2012	Change		Full Year 2012	Full Year 2011	Change
AUM	$3,791,588	$3,512,681	8%		$3,673,274	3%		$3,791,588	$3,512,681	8%
GAAP basis:
Revenue	$2,539	$2,227	14%		$2,320	9%		$9,337	$9,081	3%
Operating income	$1,005	$808	24%		$875	15%		$3,524	$3,249	8%
Operating margin	39.6%	36.3%	330	bps	37.7%	190	bps	37.7%	35.8%	190	bps
Net income(2)	$690	$555	24%		$642	7%		$2,458	$2,337	5%
Diluted EPS	$3.93	$3.05	29%		$3.65	8%		$13.79	$12.37	11%
Diluted shares	175,176,037	181,987,669	(4%)		175,450,532	—%		178,017,679	187,116,410	(5%)
As Adjusted:
Operating income(1)	$1,041	$841	24%		$876	19%		$3,574	$3,392	5%
Operating margin(1)	42.6%	40.0%	260	bps	40.7%	190	bps	40.4%	39.7%	70	bps
Net income(1)(2)	$695	$558	25%		$610	14%		$2,438	$2,239	9%
Diluted EPS(1)	$3.96	$3.06	29%		$3.47	14%		$13.68	$11.85	15%

(1)

See notes (a) through (f) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 10 through 13 for more information on as adjusted items and the reconciliation to GAAP.

(2)	Net income represents net income attributable to BlackRock, Inc.

“In 2012, our people delivered focused execution across our key strategic priorities. Retirement trends continue to drive new opportunities across our retail and defined contribution businesses, where we generated long-term net inflows during the year of $11.6 billion and $28.4 billion, respectively. As clients sought efficient tools and creative solutions to manage their investment exposure, they turned to iShares®. As a result, iShares maintained its #1 global market share position and net new business returned to pre-crisis levels with more than $85 billion in new assets generated this year. Elsewhere in the business, we saw strong sustained demand from clients for high yielding income strategies and multi-asset class solutions, resulting in strong support for our fixed income and equity dividend capabilities as well as multi-asset class products.

“BlackRock Solutions® remains a key differentiator for our firm, both as the foundation for the entire business as well as a key growth contributor on its own. This year we continued to grow our capabilities across geographies and asset classes adding over $3.5 trillion of new positions to our Aladdin platform. Growth for Aladdin is coming from an increasingly global set of clients focused on their entire investment portfolios across multi-asset capabilities.”

“As we enter 2013, the improving global economy provides the potential for greater market stability, but it is likely that political and regulatory dynamics, persistent low-rates and protracted periods of heightened volatility will remain key factors. Still, we are well-positioned to continue delivering for our shareholders while investing for future growth with significant cash flow, which in 2012 totaled $3 billion. Our strong and stable capital position enables BlackRock to take advantage of opportunities to make strategic acquisitions like Claymore, Swiss Re and, most recently, our purchase of the ETF business from Credit Suisse, which represents a major expansion for us in the Swiss market. We are able to make these acquisitions, even as we consistently return cash to shareholders. We delivered a dividend payout ratio of 43% during the year and repurchased nearly 9.1 million shares including 868,500 in the fourth quarter, bringing our payout ratio including share repurchases to 104%. We remain committed to returning cash to our shareholders and are pleased to announce a 12% increase to our quarterly dividend for 2013 and the authority to repurchase an additional 7.5 million shares, bringing our buying capacity to 10.2 million shares.”

“As we move into 2013, the investments we have made in people, technology, products and brand give us confidence in BlackRock’s ability to deliver exceptional value for clients and shareholders. As we continue to invest in key growth opportunities, I am pleased to welcome Hsueh-ming Wang, our new Chairman of BlackRock China. BlackRock’s employees have remained intensely focused on serving our clients, and I want to once again express my gratitude and admiration for their commitment to our clients and the Firm.”

Fourth Quarter Business Highlights

Assets under management (“AUM”) totaled $3.792 trillion at December 31, 2012, up 3% from September 30, 2012 and up 8% from a year ago. Net inflows in long-term products totaled $47.0 billion, reflecting equity, fixed income and multi-asset class product net inflows of $31.2 billion, $12.4 billion and $4.1 billion, respectively. Net inflows were partially offset by alternatives net outflows of $0.7 billion, including $2.0 billion of return of capital. Total net inflows of $60.8 billion also included cash management net inflows of $14.4 billion and planned advisory distributions of $0.6 billion.

Long-term AUM: The following table presents long-term AUM and base fees by client type:

(Dollar amounts in millions)	December 31, 2012 AUM	% of Total	Q4 2012 Base Fees	% of Total	Full Year 2012 Base Fees	% of Total	September 30, 2012 AUM	% of Total	Q3 2012 Base Fees	% of Total
Retail	$403,484	12%	$677	34%	$2,638	34%	$397,954	12%	$654	34%
iShares	752,707	22%	660	33%	2,475	32%	705,765	21%	625	32%
Institutional:
Active	884,695	25%	454	23%	1,797	23%	880,726	26%	452	23%
Index	1,441,480	41%	196	10%	801	11%	1,393,928	41%	203	11%

Total institutional	2,326,175	66%	650	33%	2,598	34%	2,274,654	67%	655	34%

Total long-term	$3,482,366	100%	$1,987	100%	$7,711	100%	$3,378,373	100%	$1,934	100%

Long-term net inflows were positive across all client regions, with net inflows of $21.4 billion, $24.4 billion and $1.2 billion from clients in the Americas, EMEA and Asia-Pacific, respectively. At December 31, 2012, BlackRock managed 61% of long-term AUM for investors in the Americas and 39% for other international clients.

•	Retail AUM of $403.5 billion reflected net inflows of $4.1 billion, and market and investment performance gains of $1.4 billion.

International retail led flows, with long-term net new business of $2.1 billion, led by fixed income net inflows of over $2.0 billion. U.S. retail and high net worth net inflows of $2.0 billion showed continued strength in income-oriented products with equity dividend and high-yield bond funds among top flow generators.

•

iShares net inflows of $35.7 billion reflected positive net inflows across all asset classes, including net inflows of $30.1 billion into equity funds as demand tilted toward broad market and large cap equities and flows into emerging markets funds outpacing developed markets. Fixed income and alternatives products included net inflows of $4.5 billion and $1.1 billion, respectively.

U.S. iShares net inflows into equity funds totaled $24.1 billion with notable flows into emerging markets and China equities. International iShares similarly was driven by equity net inflows of $6.0 billion led by developed and emerging broad and large cap funds.

•

Institutional active AUM ended the quarter at $884.7 billion, including market and investment performance gains of $12.0 billion and continued strength in multi-asset class products with net inflows of $3.2 billion largely into defined contribution plan, target date and asset allocation offerings.

Core alternatives net inflows were $1.1 billion, excluding $2.0 billion of return of capital. Private equity funds of funds, real estate and single strategy hedge funds experienced net inflows of $0.4 billion, $0.4 billion and $0.2 billion, respectively. Equity net outflows of $4.5 billion were split between active fundamental and scientific active equity. Fixed income net outflows of $4.7 billion reflected outflows from U.S. core mandates in the latter part of the quarter.

•

Institutional index AUM totaled $1.441 trillion at December 31, 2012, reflecting net inflows of $15.2 billion and market and foreign exchange valuation gains of $32.3 billion. Flows were led by fixed income with net inflows of $8.3 billion led by flows into local currency and global bond mandates. Equity net inflows of $5.9 billion primarily reflected net inflows into regional and country-specific strategies.

Cash management AUM increased 6%, or $15.4 billion, to $263.7 billion reflecting net inflows of $14.4 billion and market and net foreign exchange gains of $1.0 billion.

Advisory AUM declined 2% to $45.5 billion, due to planned portfolio liquidations.

Investment performance as of December 31, 2012 is presented in the following table:

	One-year period	Three-year period	Five-year period
Fixed Income:
Actively managed products above benchmark or peer median
Taxable	84%	79%	63%
Tax-exempt	67%	65%	78%
Passively managed products within or above tolerance	96%	97%	89%
Equity:
Actively managed products above benchmark or peer median
Fundamental	30%	37%	46%
Scientific	84%	90%	88%
Passively managed products within or above tolerance	97%	97%	97%
Multi-Asset*:
Actively managed products above benchmark or peer median	22%	20%	92%

*	Includes funds managed for unlevered, absolute return.

BlackRock Solutions (“BRS”) added 13 net new assignments during the quarter, including one Aladdin assignment, four Financial Markets Advisory assignments, and 10 non-recurring advisory engagements. BRS also completed 11 short-term advisory assignments during the quarter.

Net new business pipeline totaled $48.7 billion at January 10, 2013, including $25.4 billion in institutional index mandates and $7.8 billion in active mandates expected to fund in future quarters. In addition, the pipeline contains $13.9 billion of mandates funded since December 31, 2012. The unfunded portion of the pipeline primarily represents institutional assets, which account for approximately two-thirds of long-term AUM but only one-third of base fees. BlackRock Solutions’ pipeline of contracts and proposals remains robust.

Fourth Quarter Financial Highlights

Comparison to the Fourth Quarter 2011

Operating income: Fourth quarter 2012 operating income was $1.0 billion compared with $808 million in fourth quarter 2011. Operating income for fourth quarter 2012 included a one-time $30 million charge related to a contribution to certain of the Company’s bank-managed short-term investment funds (“STIFs”). This contribution resulted from actions to ensure compliance with new regulations from the Office of the Comptroller of the Currency (“OCC”) taking effect in July 2013 that further limit a STIF’s weighted-average portfolio life maturity. BlackRock chose to sell certain securities held within STIFs and to make a one-time contribution to the STIFs to maintain the value of the funds while ensuring compliance with the new OCC rules. The securities sold were held in funds managed by Barclays Global Investors (“BGI”) prior to BlackRock’s acquisition of BGI. Until adoption of the new STIF regulations, BlackRock had been pursuing a strategy to hold these securities as market values improved over time. When BlackRock acquired BGI, Barclays provided capital support agreements to the STIFs that covered certain losses in the aggregate of up to $2.2 billion from December 1, 2009 through December 1, 2013 or until certain criteria are met. Barclays recently exercised its termination option on the support agreements for two of the STIFs. Last quarter, BlackRock, on behalf of two of these STIFs, negotiated amendments to their capital support agreements to remove certain assets from coverage (with an estimated value of approximately $750 million) in exchange for a payment by Barclays to the STIFs of $70 million. This payment was an amount in excess of the payments that were expected under the Barclays capital support agreements. As a result of the fourth quarter security sales, these STIFs are currently in compliance with the new OCC rules. The $30 million charge related to this contribution has been excluded from as adjusted results. Fourth quarter 2011 operating income included $32 million of restructuring charges. Operating income, as adjusted, was $1.0 billion compared with $841 million in fourth quarter 2011.

Fourth quarter 2012 revenue of $2.5 billion increased $312 million from $2.2 billion in fourth quarter 2011, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $2.1 billion in fourth quarter 2012 increased $218 million from $1.9 billion in fourth quarter 2011 due to growth in base fees and higher securities lending revenue. Securities lending fees were $113 million in fourth quarter 2012 compared with $103 million in fourth quarter 2011.

•

Performance fees were $239 million in fourth quarter 2012 compared with $147 million in fourth quarter 2011, primarily reflecting higher fees from alternative products, including fees from a disposition-related opportunistic fund.

•

BlackRock Solutions and advisory revenue totaled $136 million in fourth quarter 2012 compared with $149 million in fourth quarter 2011, primarily reflecting higher revenue from Aladdin mandates more than offset by the run off of revenues associated with a lower level of advisory assets and lower one-time revenue from advisory assignments.

•	Other revenue increased $24 million, largely reflecting higher earnings from certain operating advisory company investments.

Fourth quarter 2012 total operating expenses of $1.5 billion increased $115 million from fourth quarter 2011. Fourth quarter 2012 and fourth quarter 2011 operating expenses included the previously mentioned one-time $30 million contribution to STIFs and $32 million of restructuring charges, respectively. Operating expenses, as adjusted, of $1.5 billion increased $112 million from fourth quarter 2011. Results were primarily driven by the following:

•	Employee compensation and benefits increased $74 million, primarily reflecting higher incentive compensation driven by higher operating income, including higher performance fees.

•	Direct fund expenses increased $23 million primarily related to an increase in average iShares AUM where BlackRock pays certain non-advisory expenses of the funds.

•

General and administration expenses increased $60 million, primarily due to the previously mentioned contribution to STIFs and higher marketing and promotional expenses in connection with the brand campaign, partially offset by lower occupancy and consulting costs.

Non-operating income (expense): Fourth quarter 2012 non-operating expense, net of non-controlling interests, was $27 million compared with $21 million non-operating expense in fourth quarter 2011. Fourth quarter 2012 included $21 million of net positive marks, primarily on distressed credit/mortgage fund co-investments offset by $48 million of net interest expense. Net interest expense increased $9 million from fourth quarter 2011, primarily due to long-term debt issuances in May 2012.

Income tax expense: Income tax expense totaled $288 million and $232 million for fourth quarter 2012 and 2011, respectively. The GAAP effective income tax rate for the fourth quarter 2012 was 29.4% compared with 29.5% for the fourth quarter 2011. The fourth quarter 2012 GAAP tax rate included $20 million of non-cash benefits primarily associated with revaluation of certain deferred tax liabilities, which have been excluded from the as adjusted results. The fourth quarter 2011 GAAP tax rate included $20 million of non-cash benefits associated with revaluation of certain deferred tax liabilities primarily due to tax legislation enacted in Japan, which have been excluded from the as adjusted results. The as adjusted effective income tax rate was 31.4% and 32.0% for fourth quarter 2012 and 2011, respectively.

See notes (a) through (f) in Attachment I for more information on as adjusted items and the reconciliation to GAAP.

Comparison to the Third Quarter 2012

Operating income: Fourth quarter 2012 operating income was $1.0 billion compared with $875 million in third quarter 2012. Fourth quarter 2012 operating income included the previously mentioned one-time $30 million contribution to STIFs. Operating income, as adjusted, was $1.0 billion compared with $876 million in third quarter 2012.

Fourth quarter 2012 revenue increased $219 million from third quarter 2012, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $2.1 billion in fourth quarter 2012 increased $57 million from third quarter 2012, driven by higher long-term average AUM, partially offset by lower securities lending fees. Securities lending fees were $113 million in fourth quarter 2012 compared with $129 million in third quarter 2012.

•

Performance fees increased $136 million to $239 million in fourth quarter 2012 from $103 million in third quarter 2012. The current quarter reflected fees from a disposition-related opportunistic fund and higher performance fees from products with performance measurement periods ending on December 31st.

•

BlackRock Solutions and advisory revenue of $136 million in fourth quarter 2012 increased from $128 million in third quarter 2012 driven by higher one-time revenue from advisory assignments and higher revenue from Aladdin mandates.

•	Other revenue increased $24 million, largely reflecting higher earnings from certain operating advisory company investments.

Fourth quarter 2012 total operating expenses of $1.5 billion increased $89 million from third quarter 2012. Fourth quarter 2012 operating expenses included the previously mentioned contribution related to STIFs. Operating expenses, as adjusted, of $1.5 billion increased $54 million from third quarter 2012. Results were primarily driven by the following:

•	Employee compensation and benefits increased $20 million, primarily reflecting higher incentive compensation driven by higher operating income.

•	Distribution and servicing costs decreased $12 million, driven by lower distribution costs.

•	Direct fund expenses increased $7 million, primarily related to an increase in average iShares AUM where BlackRock pays certain non-advisory expenses of the funds.

•

General and administration expenses increased $74 million, primarily due to the one-time $30 million contribution to STIFs, higher marketing and promotional expenses in connection with the brand campaign, and higher professional fees. The increase was partially offset by the non-recurrence of closed-end fund launch costs of $22 million recorded in third quarter 2012.

Non-operating income (expense): Fourth quarter 2012 non-operating expense, net of non-controlling interests, was $27 million compared with $17 million non-operating income in third quarter 2012. Fourth quarter 2012 included $21 million of net positive marks offset by $48 million of net interest expense. The fourth quarter 2012 reflected lower positive marks on distressed credit/mortgage funds than third quarter 2012 and negative marks on private equity fund co-investments compared with positive marks in the prior quarter.

Income tax expense: Income tax expense of $288 million for fourth quarter 2012 increased $38 million from third quarter 2012. The GAAP effective income tax rate for the fourth quarter 2012 was 29.4% compared with 28.1% for third quarter 2012. The fourth quarter 2012 GAAP tax rate included $20 million of non-cash benefits primarily associated with revaluation of certain deferred tax liabilities, which have been excluded from the as adjusted results. The third quarter 2012 GAAP tax rate included a $30 million net non-cash benefit, related to revaluation of certain deferred income tax liabilities, including tax legislation enacted in the United Kingdom and the state and local income tax effect resulting from changes in the Company’s organizational structure. The as adjusted effective income tax rate was 31.4% for both fourth quarter 2012 and third quarter 2012.

See notes (a) through (f) in Attachment I for more information on as adjusted items and the reconciliation to GAAP.

Teleconference, Webcast and Presentation Information

Chairman and Chief Executive Officer, Laurence D. Fink, and Chief Financial Officer, Ann Marie Petach, will host a teleconference call for investors and analysts on Thursday, January 17, 2013, at 9:00 a.m. (Eastern Time). Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-8281, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 85687431). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 12:30 p.m. Eastern Time on Thursday, January 17, 2013 and ending at midnight on Thursday, January 31, 2013. To access the replay of the teleconference, callers from the United States should dial (800) 585-8367 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 85687431. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information shown is based on preliminarily available data. The performance information for actively managed accounts reflects U.S. open-end and closed-end mutual funds and similar EMEA-based products with respect to peer median comparisons, and actively managed institutional and high net worth separate accounts and funds located globally with respect to benchmark comparisons, as determined using objectively based internal parameters, using the most current verified information available as of December 31, 2012 (November 30, 2012 for high net worth accounts).

Accounts terminated prior to December 31, 2012 are not included. In addition, accounts that have not been verified as of January 11, 2013 have not been included. If such terminated and other accounts had been included, the performance information may have substantially differed from that shown. The performance information does not include funds or accounts that are not measured against a benchmark, any benchmark-based alternatives product, private equity products, CDOs, or accounts managed by BlackRock’s Financial Markets Advisory Group. Comparisons are based on gross-of-fee performance for U.S. retail, institutional and high net worth separate accounts and EMEA institutional separate accounts and net-of-fee performance for EMEA based retail products. The performance tracking information for institutional index accounts is based on gross-of-fee performance as of December 31, 2012, and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund, as of December 31, 2012.

Source of performance information and peer medians is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At December 31, 2012, BlackRock’s AUM was $3.792 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of December 31, 2012, the firm has approximately 10,500 employees in 30 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-looking Statements

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the extent and timing of any share repurchases; (8) the impact, extent and timing of technological changes and the adequacy of intellectual property and information security protection; (9) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or The PNC Financial Services Group, Inc. (“PNC”); (10) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (11) the ability to attract and retain highly talented professionals; (12) fluctuations in the carrying value of BlackRock’s economic investments; (13) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products or transactions, which could affect the value proposition to clients and, generally, the tax position of the Company; (14) BlackRock’s success in maintaining the distribution of its products; (15) the impact of BlackRock electing to provide support to its products from time to time and any potential liabilities related to securities lending or other indemnification obligations; and (16) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

BlackRock’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on the Company’s website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

					Three Months
	Three Months Ended				Ended
	December 31,				September 30,
	2012	2011	$ Change		2012	$ Change
Revenue
Investment advisory, administration fees and securities lending revenue	$2,081	$1,863	$218		$2,024	$57
Investment advisory performance fees	239	147	92		103	136
BlackRock Solutions and advisory	136	149	(13)		128	8
Distribution fees	13	22	(9)		19	(6)
Other revenue	70	46	24		46	24

Total revenue	2,539	2,227	312		2,320	219

Expenses
Employee compensation and benefits	848	774	74		828	20
Distribution and servicing costs	82	87	(5)		94	(12)
Amortization of deferred sales commissions	12	18	(6)		13	(1)
Direct fund expenses	151	128	23		144	7
General and administration	401	341	60		327	74
Restructuring charges	—	32	(32)		—	—
Amortization of intangible assets	40	39	1		39	1

Total expenses	1,534	1,419	115		1,445	89

Operating income	1,005	808	197		875	130

Non-operating income (expense)
Net gain (loss) on investments	20	28	(8)		75	(55)
Net gain (loss) on consolidated variable interest entities	(39)	18	(57)		2	(41)
Interest and dividend income	9	9	—		10	(1)
Interest expense	(57)	(48)	(9)		(57)	—

Total non-operating income (expense)	(67)	7	(74)		30	(97)

Income before income taxes	938	815	123		905	33
Income tax expense	288	232	56		250	38

Net income	650	583	67		655	(5)
Less:
Net income (loss) attributable to non-controlling interests	(40)	28	(68)		13	(53)

Net income attributable to BlackRock, Inc.	$690	$555	$135		$642	$48

Weighted-average common shares outstanding (f)
Basic	171,518,278	178,562,187	(7,043,909)		172,359,141	(840,863)
Diluted	175,176,037	181,987,669	(6,811,632)		175,450,532	(274,495)
Earnings per share attributable to BlackRock, Inc. common stockholders (e) (f)
Basic	$4.02	$3.10	$0.92		$3.72	$0.30
Diluted	$3.93	$3.05	$0.88		$3.65	$0.28
Cash dividends declared and paid per share	$1.50	$1.375	$0.125		$1.50	$—
Supplemental information:
AUM (end of period)	$3,791,588	$3,512,681	$278,907		$3,673,274	$118,314
Shares outstanding (end of period)	171,215,729	178,309,109	(7,093,380)		172,037,373	(821,644)
GAAP:
Operating margin	39.6%	36.3%	330	bps	37.7%	190	bps
Effective tax rate	29.4%	29.5%	(10	) bps	28.1%	130	bps
As adjusted:
Operating income (a)	$1,041	$841	$200		$876	$165
Operating margin (a)	42.6%	40.0%	260	bps	40.7%	190	bps
Non-operating income (expense), less net income (loss) attributable to non-controlling interests (b)	($27)	($21)	($6)		$13	($40)

Net income attributable to BlackRock, Inc. (c) (d)	$695	$558	$137		$610	$85
Diluted earnings attributable to BlackRock, Inc. common stockholders per share (c) (d) (e) (f)	$3.96	$3.06	$0.90		$3.47	$0.49
Effective tax rate	31.4%	32.0%	(60	) bps	31.4%	—	bps

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Year Ended
	December 31,
	2012	2011	$ Change
Revenue
Investment advisory, administration fees and securities lending revenue	$8,072	$7,896	$176
Investment advisory performance fees	463	371	92
BlackRock Solutions and advisory	518	510	8
Distribution fees	71	100	(29)
Other revenue	213	204	9

Total revenue	9,337	9,081	256

Expenses
Employee compensation and benefits	3,287	3,199	88
Distribution and servicing costs	364	386	(22)
Amortization of deferred sales commissions	55	81	(26)
Direct fund expenses	591	563	28
General and administration	1,359	1,415	(56)
Restructuring charges	—	32	(32)
Amortization of intangible assets	157	156	1

Total expenses	5,813	5,832	(19)

Operating income	3,524	3,249	275

Non-operating income (expense)
Net gain (loss) on investments	163	46	117
Net gain (loss) on consolidated variable interest entities	(38)	(18)	(20)
Interest and dividend income	36	34	2
Interest expense	(215)	(176)	(39)

Total non-operating income (expense)	(54)	(114)	60

Income before income taxes	3,470	3,135	335
Income tax expense	1,030	796	234

Net income	2,440	2,339	101
Less:
Net income (loss) attributable to non-controlling interests	(18)	2	(20)

Net income attributable to BlackRock, Inc.	$2,458	$2,337	$121

Weighted-average common shares outstanding (f)
Basic	174,961,018	184,265,367	(9,304,349)
Diluted	178,017,679	187,116,410	(9,098,731)
Earnings per share attributable to BlackRock, Inc. common stockholders (e) (f)
Basic	$14.03	$12.56	$1.47
Diluted	$13.79	$12.37	$1.42
Cash dividends declared and paid per share	$6.00	$5.50	$0.50
Supplemental information:
AUM (end of period)	$3,791,588	$3,512,681	$278,907
Shares outstanding (end of period)	171,215,729	178,309,109	(7,093,380)
GAAP:
Operating margin	37.7%	35.8%	190	bps
Effective tax rate	29.5%	25.4%	410	bps
As adjusted:
Operating income (a)	$3,574	$3,392	$182
Operating margin (a)	40.4%	39.7%	70	bps
Non-operating income (expense), less net income (loss) attributable to non-controlling interests (b)	($42)	($113)	$71
Net income attributable to BlackRock, Inc. (c) (d)	$2,438	$2,239	$199
Diluted earnings attributable to BlackRock, Inc. common stockholders per share (c) (d) (e) (f)	$13.68	$11.85	$1.83
Effective tax rate	31.0%	31.7%	(70	) bps

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items management deems non-recurring, or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Year Ended December 31,
	December 31,		September 30, 2012
(Dollar amounts in millions)	2012	2011		2012	2011
Operating income, GAAP basis	$1,005	$808	$875	$3,524	$3,249
Non-GAAP expense adjustments:
U.K. lease exit costs	—	—	(8)	(8)	63
Contribution to STIFs	30	—	—	30	—
Restructuring charges	—	32	—	—	32
PNC LTIP funding obligation	6	1	5	22	44
Merrill Lynch compensation contribution	—	—	—	—	7
Compensation expense related to appreciation (depreciation) on deferred compensation plans	—	—	4	6	(3)

Operating income, as adjusted	1,041	841	876	3,574	3,392
Closed-end fund launch costs	—	7	22	22	26
Closed-end fund launch commissions	—	1	3	3	3

Operating income used for operating margin measurement	$1,041	$849	$901	$3,599	$3,421

Revenue, GAAP basis	$2,539	$2,227	$2,320	$9,337	$9,081
Non-GAAP adjustments:
Distribution and servicing costs	(82)	(87)	(94)	(364)	(386)
Amortization of deferred sales commissions	(12)	(18)	(13)	(55)	(81)

Revenue used for operating margin measurement	$2,445	$2,122	$2,213	$8,918	$8,614

Operating margin, GAAP basis	39.6%	36.3%	37.7%	37.7%	35.8%

Operating margin, as adjusted	42.6%	40.0%	40.7%	40.4%	39.7%

Management believes operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time and, therefore, provide useful disclosure to investors.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Operating income, as adjusted:

Operating income, as adjusted reflects the non-GAAP expense adjustments discussed below. Contribution to STIFs represents a contribution to certain of the Company’s bank-managed STIFs. U.K. lease exit costs represent costs to exit two locations in London in third quarter 2011. The amount in third quarter 2012 represents an adjustment related to the estimated costs initially recorded in third quarter 2011. Restructuring charges consist of compensation costs and professional fees.

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) funded or to be funded through share distributions to participants of BlackRock stock held by PNC and a Merrill Lynch & Co., Inc. (“Merrill Lynch”) cash compensation contribution, has been excluded because it ultimately does not impact BlackRock’s book value. The expense related to the Merrill Lynch cash compensation contribution ceased at the end of third quarter 2011. As of first quarter 2012, all of the Merrill Lynch contributions had been received.

Compensation expense associated with appreciation (depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

Management believes operating income exclusive of these items is a useful measure in evaluating BlackRock’s operating performance and helps enhance the comparability of this information for the reporting periods presented.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes the exclusion of such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may have an economic offset in non-operating income (expense). Examples of such adjustments include the contribution to STIFs, U.K. lease exit costs, restructuring charges, closed-end fund launch costs, commissions paid to certain employees as compensation and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance with other companies. Management uses both GAAP and non-GAAP financial measures in evaluating BlackRock’s financial performance. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes the exclusion of such costs is useful because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, substantially offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, is presented below. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended			Year Ended December 31,
	December 31,		September 30, 2012
(Dollar amounts in millions)	2012	2011		2012	2011
Non-operating income (expense), GAAP basis	($67)	$7	$30	($54)	($114)
Less: Net income (loss) attributable to NCI	(40)	28	13	(18)	2

Non-operating income (expense)(1)	(27)	(21)	17	(36)	(116)
Compensation expense related to (appreciation) depreciation on deferred compensation plans	—	—	(4)	(6)	3

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted	($27)	($21)	$13	($42)	($113)

(1)	Net of net income (loss) attributable to NCI.

Management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides comparability of this information among reporting periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on investments related to certain deferred compensation plans, which is included in operating income, substantially offsets the gain (loss) on the investments set aside for these plans, management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items, charges that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow.

	Three Months Ended			Year Ended December 31,
	December 31,		September 30, 2012
(Dollar amounts in millions, except per share data)	2012	2011		2012	2011
Net income attributable to BlackRock, Inc., GAAP basis	$690	$555	$642	$2,458	$2,337
Non-GAAP adjustments, net of tax:(d)
U.K. lease exit costs	—	—	(5)	(5)	43
Contribution to STIFs	21	—	—	21	—
Restructuring charges	—	22	—	—	22
PNC LTIP funding obligation	4	1	3	14	30
Merrill Lynch compensation contribution	—	—	—	—	5
Income tax changes	(20)	(20)	(30)	(50)	(198)

Net income attributable to BlackRock, Inc., as adjusted	$695	$558	$610	$2,438	$2,239

Allocation of net income, as adjusted, to common shares(e)	$694	$557	$609	$2,435	$2,218
Diluted weighted-average common shares outstanding(f)	175,176,037	181,987,669	175,450,532	178,017,679	187,116,410
Diluted earnings per common share, GAAP basis(f)	$3.93	$3.05	$3.65	$13.79	$12.37
Diluted earnings per common share, as adjusted(f)	$3.96	$3.06	$3.47	$13.68	$11.85

See note (a) Operating income, as adjusted, and operating margin, as adjusted, for information on contribution to STIFs, U.K. lease exit costs, restructuring charges, PNC LTIP funding obligation and Merrill Lynch compensation contribution.

During the year ended December 31, 2012, income tax changes included adjustments related to the revaluation of certain deferred income tax liabilities due to tax legislation enacted in the United Kingdom and the state and local income tax effect resulting from changes in the Company’s organizational structure. During the quarter and year ended December 31, 2011, income tax changes included adjustments related to the revaluation of certain deferred income tax liabilities due to a state tax election and enacted U.K., Japan, U.S. state and local tax legislation. The resulting decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as these items do not have a cash flow impact and to ensure comparability among periods presented.

(d)	For the years ended December 31, 2012 and 2011, non-GAAP adjustments were tax effected at 31.4% and 31.8%, respectively, reflecting a blended rate applicable to the adjustments. BlackRock’s tax rates in fourth quarter 2012 and 2011 included the impact of changes in the fourth quarter to the respective full year blended rates applicable to the adjustments.
(e)	Amounts exclude net income attributable to participating securities (see below).
(f)	Non-voting participating preferred shares are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. In addition, certain unvested restricted stock units are not included in this number as they are deemed participating securities in accordance with required provisions of Accounting Standards Codification (“ASC”) 260-10, Earnings per Share. Average outstanding participating securities were 0.2 million for the quarters ended December 31, 2012 and 2011 and September 30, 2012. For the year ended December 31, 2012 and 2011, average outstanding participating securities were 0.2 million and 1.8 million, respectively.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three Months Ended December 31,			Three Months Ended September 30,		Year Ended December 31,
	2012	2011	$ Change	2012	$ Change	2012	2011	$ Change
Investment advisory, administration fees and securities lending revenue
Equity:
Active	$440	$437	$3	$431	$9	$1,753	$1,967	$(214)
iShares	515	430	85	486	29	1,941	1,847	94
Fixed income:
Active	317	278	39	301	16	1,182	1,104	78
iShares	120	88	32	116	4	441	317	124
Multi-asset class	239	220	19	239	—	957	894	63
Alternatives:
Core	130	133	(3)	130	—	525	557	(32)
Currency and commodities	34	32	2	31	3	131	136	(5)

Sub-total	1,795	1,618	177	1,734	61	6,930	6,822	108
Non-ETF Index:
Equity	134	112	22	139	(5)	552	488	64
Fixed income	58	48	10	61	(3)	229	203	26

Sub-total Non-ETF Index	192	160	32	200	(8)	781	691	90

Long-term	1,987	1,778	209	1,934	53	7,711	7,513	198
Cash management	94	85	9	90	4	361	383	(22)

Total base fees	2,081	1,863	218	2,024	57	8,072	7,896	176
Investment advisory performance fees:
Equity	49	64	(15)	17	32	88	145	(57)
Fixed income	19	18	1	13	6	48	35	13
Multi-asset class	9	18	(9)	2	7	15	20	(5)
Alternatives	162	47	115	71	91	312	171	141

Total	239	147	92	103	136	463	371	92
BlackRock Solutions and advisory	136	149	(13)	128	8	518	510	8
Distribution fees	13	22	(9)	19	(6)	71	100	(29)
Other revenue	70	46	24	46	24	213	204	9

Total revenue	$2,539	$2,227	$312	$2,320	$219	$9,337	$9,081	$256

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Mix of Investment Advisory, Administration Fees and Securities Lending Revenue

(unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2012	2011	2012	2012	2011
Equity:
Active	21%	22%	21%	22%	25%
iShares	25%	23%	24%	23%	23%
Fixed income:
Active	15%	15%	15%	15%	14%
iShares	6%	5%	6%	5%	4%
Multi-asset class	11%	12%	12%	12%	11%
Alternatives:
Core	6%	7%	6%	7%	7%
Currency and commodities	2%	2%	2%	2%	2%

Sub-total	86%	86%	86%	86%	86%
Non-ETF Index:
Equity	6%	6%	7%	7%	6%
Fixed income	3%	3%	3%	3%	3%

Sub-total Non-ETF Index	9%	9%	10%	10%	9%

Long-term	95%	95%	96%	96%	95%
Cash management	5%	5%	4%	4%	5%

Total	100%	100%	100%	100%	100%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

	Three Months Ended December 31,			Three Months Ended September 30,		Year Ended December 31,
	2012	2011	$ Change	2012	$ Change	2012	2011	$ Change
Non-operating income (expense), GAAP basis	$(67)	$7	$(74)	$30	$(97)	$(54)	$(114)	$60
Less: Net income (loss) attributable to NCI	(40)	28	(68)	13	(53)	(18)	2	(20)

Non-operating income (expense)(1)	$(27)	$(21)	$(6)	$17	$(44)	$(36)	$(116)	$80

	Estimated economic investments at December 31,	Three Months Ended December 31,			Three Months Ended September 30,		Year Ended December 31,
	2012(2)	2012	2011	$ Change	2012	$ Change	2012	2011	$ Change
Net gain (loss) on investments(1)
Private equity	20-25%	$(1)	$14	$(15)	$20	$(21)	$36	$36	$—
Real estate	10-15%	5	3	2	5	—	14	10	4
Distressed credit/mortgage funds	15-20%	15	—	15	26	(11)	69	(13)	82
Hedge funds/funds of hedge funds	10-15%	3	(1)	4	7	(4)	20	(5)	25
Other investments(3)	30-35%	(1)	2	(3)	2	(3)	(2)	1	(3)

Sub-total		21	18	3	60	(39)	137	29	108
Investments related to deferred compensation plans		—	—	—	4	(4)	6	(3)	9

Total net gain (loss) on investments(1)		21	18	3	64	(43)	143	26	117
Interest and dividend income		9	9	—	10	(1)	36	34	2
Interest expense		(57)	(48)	(9)	(57)	—	(215)	(176)	(39)

Net interest expense		(48)	(39)	(9)	(47)	(1)	(179)	(142)	(37)

Total non-operating income (expense)(1)		(27)	(21)	(6)	17	(44)	(36)	(116)	80
Compensation expense related to (appreciation) depreciation on deferred compensation plans		—	—	—	(4)	4	(6)	3	(9)

Non-operating income (expense), as adjusted(1)		$(27)	$(21)	$(6)	$13	$(40)	$(42)	$(113)	$71

(1)	Net of net income (loss) attributable to NCI.
(2)

Percentages represent estimated percentages of BlackRock’s corporate economic investment portfolio as of December 31, 2012. Economic investment amounts at September 30, 2012 for private equity, real estate, distressed credit/mortgage funds, hedge funds/funds of hedge funds and other investments were $314 million, $118 million, $223 million, $140 million and $282 million, respectively. See the 2012 third quarter Form 10-Q for more information.

(3)	Amounts include net gains (losses) related to equity, fixed income and commodity investments, and BlackRock’s seed capital hedging program.

BlackRock, Inc.

Economic Tangible Assets

(Dollar amounts in billions)

(unaudited)

The Company presents economic tangible assets as additional information to enable investors to eliminate gross presentation of certain assets that have equal and offsetting liabilities or non-controlling interests that ultimately do not have an impact on stockholders’ equity (excluding appropriated retained earnings related to consolidated collateralized loan obligations) or cash flows. In addition, goodwill and intangible assets are excluded from economic tangible assets.

	December 31,	December 31,
	2012 (Est.)	2011
Total balance sheet assets	$200	$180
Separate account assets and collateral held under securities lending agreements	(158)	(140)
Consolidated VIEs/sponsored investment funds	(2)	(2)
Goodwill and intangible assets, net	(30)	(30)

Economic tangible assets	$10	$8

Economic tangible assets include cash, receivables, seed and co-investments, regulatory investments and other assets.

Attachment IV

BlackRock, Inc.

Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

Current Quarter Component Changes

		Net	Market			Variance vs.
	September 30,	subscriptions	appreciation	Foreign	December 31,	September 30,
	2012	(redemptions)(1)	(depreciation)	exchange(2)	2012	2012
Equity:
Active	$288,799	$(5,442)	$4,254	$(396)	$287,215	(1%)
iShares	491,534	30,075	12,332	707	534,648	9%
Fixed income:
Active	652,780	(374)	5,597	(1,672)	656,331	1%
iShares	187,771	4,462	150	469	192,852	3%
Multi-asset class	257,607	4,086	5,290	765	267,748	4%
Alternatives:
Core	68,931	(970)	471	(65)	68,367	(1%)
Currency and commodities(3)	44,494	276	(2,727)	(615)	41,428	(7%)

Sub-total	1,991,916	32,113	25,367	(807)	2,048,589	3%
Non-ETF Index:
Equity	993,197	6,559	28,084	(4,202)	1,023,638	3%
Fixed income	393,260	8,313	8,825	(259)	410,139	4%

Sub-total Non-ETF Index	1,386,457	14,872	36,909	(4,461)	1,433,777	3%

Long-term	3,378,373	46,985	62,276	(5,268)	3,482,366	3%
Cash management	248,331	14,416	283	713	263,743	6%

Sub-total	3,626,704	61,401	62,559	(4,555)	3,746,109	3%
Advisory(4)	46,570	(646)	(248)	(197)	45,479	(2%)

Total AUM	$3,673,274	$60,755	$62,311	$(4,752)	$3,791,588	3%

Year-over-Year Component Changes

		Net		Market			Variance vs.	Memorandum
	December 31,	subscriptions		appreciation	Foreign	December 31,	December 31,	Net subscriptions
	2011	(redemptions)(1)	Acquisitions(5)	(depreciation)	exchange(2)	2012	2011	(redemptions)(1)(6)
Equity:
Active	$275,156	$(18,111)	$—	$28,550	$1,620	$287,215	4%	$(18,111)
iShares	419,651	52,973	3,517	56,433	2,074	534,648	27%	52,973
Fixed income:
Active	614,804	892	—	40,524	111	656,331	7%	892
iShares	153,802	28,785	3,026	6,325	914	192,852	25%	28,785
Multi-asset class	225,170	15,817	78	25,072	1,611	267,748	19%	15,817
Alternatives:
Core	63,647	(3,922)	6,166	2,266	210	68,367	7%	(3,922)
Currency and commodities(3)	41,301	(1,547)	860	1,307	(493)	41,428	—%	(1,547)

Sub-total	1,793,531	74,887	13,647	160,477	6,047	2,048,589	14%	74,887
Non-ETF Index:
Equity	865,299	19,154	95	138,730	360	1,023,638	18%	19,154
Fixed income	479,116	(96,506)	—	20,991	6,538	410,139	(14%)	13,694

Sub-total Non-ETF Index	1,344,415	(77,352)	95	159,721	6,898	1,433,777	7%	32,848

Long-term	3,137,946	(2,465)	13,742	320,198	12,945	3,482,366	11%	107,735
Cash management	254,665	5,048	—	1,983	2,047	263,743	4%	5,048

Sub-total	3,392,611	2,583	13,742	322,181	14,992	3,746,109	10%	112,783
Advisory(4)	120,070	(74,540)	—	(804)	753	45,479	(62%)	(74,540)

Total AUM	$3,512,681	$(71,957)	$13,742	$321,377	$15,745	$3,791,588	8%	$38,243

(1)	Amounts include distributions representing return of capital and return on investment to investors.
(2)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(3)	Amounts include commodity iShares.
(4)	Advisory AUM represents long-term portfolio liquidation assignments.
(5)	Amounts represent AUM acquired in the Swiss Re Private Equity Partners acquisition in September 2012 and Claymore Investments, Inc. acquisition in March 2012.
(6)	Amounts exclude the effect of two single low-fee institutional index fixed income outflows of $36.0 billion and $74.2 billion in first quarter 2012 and third quarter 2012, respectively.